Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements and the related prospectuses:

(1)	Registration Statements (Forms S-8 No. 333-73790, No. 333-138177, and No. 333-160292) pertaining to the Cable Design Technologies Corporation 2001 Long-Term Performance Incentive Plan of Belden Inc. (formerly Cable Design Technologies Corporation), and

(2)	Registration Statement (Form S-8 No. 333-175859) pertaining to the 2011 Long-Term Performance Incentive Plan of Belden Inc.;

of our report dated February 25, 2016, except for the retrospective adjustments disclosed in Notes 1, 2, 5, 10, 12, and 13, as to which the date is May 31, 2016, with respect to the consolidated financial statements and schedule of Belden Inc. included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

St. Louis, Missouri

May 31, 2016

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